Exhibit 99.1

The Habit Restaurants, Inc. Announces Appointment of Iwona Alter as Chief Brand Officer

IRVINE, Calif., October 29, 2018 — The Habit Restaurants, Inc. (Nasdaq: HABT) (“The Habit”), today announced the appointment of Iwona Alter as Chief Brand Officer effective December 10, 2018.

“Iwona is a proven leader and marketing innovator and we are pleased to welcome her to The Habit team,” said Russ Bendel, President and Chief Executive Officer of The Habit Restaurants, Inc. “She brings over 20 years of experience in consumer marketing, with a primary focus on restaurants for the past 13 years. We believe that her extensive restaurant and leadership knowledge, combined with her expertise in marketing, brand management and advertising will be a great asset to the Company as we continue to focus on key initiatives surrounding quality, convenience and innovation.”

“I am thrilled to be joining The Habit family and have always admired their strong brand, commitment to exceptional service, and tasty burgers,” said Alter. “I am so excited to lead brand building efforts to share the amazing story of high-quality food and care that The Habit offers to their guests. The talent and passion of the marketing and management teams are quite evident, and I am looking forward to working with them to further strengthen and grow this great brand.”

Most recently Ms. Alter served as Jack in the Box’s Chief Marketing Officer and was responsible for all marketing functions including Culinary Development, Product Management, Marketing Communications, Innovation, and Regional Marketing. Prior to her tenure with Jack in the Box, she held various marketing roles both domestically and internationally at other major corporations such as Elmer’s Products, Shiseido Company Ltd., Johnson & Johnson, and J. Walter Thompson.

Ms. Alter received her MBA in Marketing from Fordham University and a Bachelor of Business Administration degree from Baruch College in New York.

About The Habit Restaurants, Inc.

The Habit Burger Grill is a burger-centric, fast casual restaurant concept that specializes in preparing fresh, made-to-order chargrilled burgers and sandwiches featuring USDA choice tri-tip steak, grilled chicken and sushi-grade tuna cooked over an open flame. In addition, it features fresh made-to-order salads and an appealing selection of sides, shakes and malts. The Habit was named the “best tasting burger in America” in July 2014 in a comprehensive survey conducted by one of America’s leading consumer magazines. The first Habit opened in Santa Barbara, California in 1969. The Habit has since grown to over 240 restaurants in 11 states throughout California, Arizona, Utah, New Jersey, Florida, Idaho, Virginia, Nevada, Washington, Maryland and Pennsylvania, as well as six international locations.

CONTACTS:

Investors:

(949) 943-8692

HabitIR@habitburger.com

Media:

(949) 943-8691

Media@habitburger.com